UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.___)

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Daktronics, Inc.

(Name of Registrant as Specified in its Charter)

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DAKTRONICS, INC.

201 Daktronics Drive

Brookings, South Dakota 57006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 1, 2021

Time	4:30 p.m. Central Daylight Time on Wednesday, September 1, 2021

Place	Daktronics, Inc.
201 Daktronics Drive
Brookings, South Dakota 57006

Items of Business	1.

To elect three Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2024 or until their successors are duly elected and to elect one Director to serve for a two-year term that expires on the date of the Annual Meeting of Shareholders in 2023 or until their successor is duly elected;

	2.	To conduct an advisory (non-binding) approval of the Company's executive compensation; and
	3.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as our independent registered public accounting firm for the Company for fiscal 2022.

Record Date	You are entitled to vote if you were a shareholder of record at the close of business on June 28, 2021.

Annual Meeting

All shareholders are invited to attend the Annual Meeting in person with proof of ownership, such as your last broker or EQ Shareholder Services statement. We will follow social distancing guidelines as currently expressed by the U.S. Centers for Disease Control and Prevention.

Voting by Proxy

Even if you plan to attend the Annual Meeting, please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Shareholders may vote their shares:

	1.	over the Internet;
	2.	by telephone; or
	3.	by mail.

For specific instructions, refer to the procedural matters section of the Proxy Statement or to the voting instructions on the proxy card, both of which accompany this notice.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JULY 15, 2021.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE DAKTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 1, 2021.

This notice and the accompanying Proxy Statement, proxy card and our Fiscal 2021 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended May 1, 2021, are available at our website at www.daktronics.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Notice of Internet Availability of Proxy Materials that you receive in connection with this notice and the accompanying Proxy Statement.

Daktronics, Inc.

DAKTRONICS, INC.

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited by and on behalf of the Board of Directors of Daktronics, Inc., a South Dakota corporation, for use at our Annual Meeting of Shareholders to be held on Wednesday, September 1, 2021 at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota at 4:30 p.m. Central Daylight Time, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy, together with our Fiscal 2021 Annual Report to Shareholders, are being made available to shareholders on the Internet or are being mailed on or about July 15, 2021 to shareholders entitled to vote at the Annual Meeting.

All shareholders are invited to attend the Annual Meeting in person with proof of ownership, such as your last broker or EQ Shareholder Services statement. We will follow social distancing guidelines as expressed by the U.S. Centers for Disease Control and Prevention.

In this Proxy Statement, "Daktronics", "Company", "registrant", "we", "us" and "our" refer to Daktronics, Inc.

Shareholders Entitled to Vote; Record Date

Only shareholders of record at the close of business on June 28, 2021 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 45,146,408 shares of our common stock outstanding and entitled to vote held by 964 shareholders of record.

Notice of Internet Availability of Proxy Materials

We are making proxy materials for the Annual Meeting available over the Internet. Therefore, we are mailing to the majority of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. The notice is entitled "Notice of Internet Availability of Proxy Materials." All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. Our proxy materials may also be accessed on our website at www.daktronics.com by selecting "Investors" at the bottom of the website under "Our Company" and then "Annual Reports and Proxy" under the heading "Financial Information." We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials.

Voting at the Annual Meeting; Vote Requirements

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Each share is entitled to one vote on all matters submitted to a vote. However, with respect to only the election of Directors, every shareholder will have the right to cast a number of votes equal to the number of Directors to be elected at the Annual Meeting multiplied by the number of shares the shareholder is entitled to vote. Shareholders may cast all votes for one nominee or divide the votes as they choose among two or more nominees. Shares abstaining will be treated as not voted.

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" or "withheld" affect the outcome. Abstentions are not counted for purposes of the election of Directors. The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to approve the other proposals. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in "street name," and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

Counting Votes

The inspector of election appointed for the Annual Meeting will count the votes cast by proxy or in person at the Annual Meeting.

Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors (Proposal Three of this Proxy Statement). Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as "broker non-votes" with respect to that proposal. Abstentions from voting on a proposal described in this Proxy Statement and broker non-votes will not affect the outcome of the vote on that proposal.

How Votes are Submitted

If the shares of our common stock are held directly in the name of the shareholder, he or she can vote on matters to come before the Annual Meeting:

•	by completing, dating and signing the proxy card and returning it to us in the postage-paid envelope provided for that purpose, if the shareholder has received a paper copy of a proxy card;
•	by written ballot at the Annual Meeting;
•	by telephone, by calling 1-800-690-6903; or
•	by Internet, at www.proxyvote.com.

Shareholders whose shares of our common stock are held in "street name" must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the Annual Meeting. "Street name" shareholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Participants in the Daktronics, Inc. 401(k) Plan (the "401(k) Plan") who hold our common stock in the 401(k) Plan are entitled to instruct the trustee of the 401(k) Plan as to how to vote their shares. Each participant will receive a Notice of Internet Availability of Proxy Materials, similar to the notice received by the registered holders described above. Each participant will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice as described above. The participants can vote on matters as described above. The votes will then be tabulated and submitted for vote by the trustee for the 401(k) Plan. If a participant does not timely vote, the trustee will vote the shares allocated to that participant in the same proportion as the shares that are voted by all other participants under the 401(k) Plan.

Proxies

All shares entitled to vote and represented by properly submitted proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies if they are not revoked before the vote as described below. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by:

•	delivering a written notice of revocation to the Secretary of the Company;
•	submitting another proxy bearing a later date;
•	voting by telephone or via the Internet after a prior telephone or Internet vote; or
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting alone will not itself revoke a proxy).

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our Directors, officers and employees may also solicit proxies in person or by telephone, email, letter or facsimile. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, shareholder proposals must be received by us no later than March 17, 2022 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. If a shareholder wants to nominate a Director or bring other business before the shareholders at the next annual meeting of our shareholders without including the proposal in our Proxy Statement, we must receive notice of the proposal on or before May 31, 2022, and the shareholder must otherwise comply with Rule 14a-4(c) under the Securities Exchange Act of 1934. Notices of intention to present proposals at the 2022 annual meeting of shareholders should be addressed to Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

At the date of this Proxy Statement, management knows of no other business that may be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock as of June 28, 2021, the Record Date, by each of our Directors and two Director nominees; by each executive officer named in the Summary Compensation Table; by all Directors, the two Director nominees, and all executive officers as a group; and by each shareholder who is known by us to own beneficially more than five percent of our outstanding common stock.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)
5% Beneficial Owners:	(16)
BlackRock, Inc.	(17)	5,840,695	12.9%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	(18)	2,639,679	5.9%
Building One, 6300 Bee Cave Road
Austin, TX 78746
Vanguard Group Inc.	(19)	2,538,397	5.6%
100 Vanguard Blvd
Malvern, PA 19355
Dr. Aelred J. Kurtenbach	(20)	2,473,132	5.5%
Daktronics, Inc. 401(k) Plan	(21)	2,383,999	5.3%
Named Executive Officers and Directors:
Reece A. Kurtenbach	(3)	638,423	1.4%
James B. Morgan	(4)	1,345,805	3.0%
Byron J. Anderson	(5)	84,750	*
Robert G. Dutcher	(6)	93,576	*
Kevin P. McDermott	(7)	68,456	*
John P. Friel	(8)	63,808	*
Dr. José-Marie Griffiths	(9)	13,990	*
Shereta Williams	(10)	—	*
Lance D. Bultena	(11)	—	*
Sheila M. Anderson	(12)	93,057	*
Bradley T. Wiemann	(13)	172,056	*
Matthew J. Kurtenbach	(14)	326,640	*
Carla S. Gatzke	(15)	811,949	1.8%
All Directors, Director nominees, and executive officers as a group (13 persons, consisting of those named above)		3,712,510	8.2%

* Less than one percent

(1)

Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. The individuals holding restricted shares have the power to vote but not the power to dispose of such shares.

(2)

Applicable percentage ownership is based on 45,146,408 shares of common stock outstanding as of June 28, 2021. In computing the number of shares of common stock beneficially owned by a person or group and the percentage ownership of that person or group, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable, options held by that person or group that are exercisable within 60 days of June 28, 2021, and restricted stock units that are scheduled to vest within 60 days of June 28, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(3)

Includes 140,550 shares subject to options, 33,630 shares held through the 401(k) Plan, 17,400 shares held by his spouse, 44,800 shares held by his children and 5,640 shares of restricted stock which vest within 60 days from June 28, 2021.

(4)	Includes 22,598 shares subject to exercisable options and 13,990 shares of restricted stock which vest on August 23, 2021.
(5)

Includes 22,598 shares subject to exercisable options and 13,990 shares of restricted stock which vest on August 23, 2021. Mr. Anderson is retiring from the Board of Directors, effective September 1, 2021.

(6)

Includes 22,598 shares subject to exercisable options and 13,990 shares of restricted stock which vest on August 23, 2021. Mr. Dutcher is retiring form the Board of Directors, effective September 1, 2021.

(7)	Includes 17,496 shares subject to exercisable options and 13,990 shares of restricted stock which vest on August 23, 2021.
(8)	Includes 17,496 shares subject to exercisable options and 13,990 shares of restricted stock which vest on August 23, 2021.
(9)	Includes 13,990 shares of restricted stock which vest on August 23, 2021.
(10)	Ms. Williams is not currently a Director of the Company. On May 27, 2021, the Board of Directors nominated her as a Director.
(11)	Mr. Bultena is not currently a Director of the Company. On May 27, 2021, the Board of Directors nominated him as a Director.
(12)	Includes 58,120 shares subject to options, 8,555 shares held through the 401(k) Plan and 2,700 shares of restricted stock which vest within 60 days from June 28, 2021.
(13)	Includes 66,050 shares subject to options, 597 shares held by his spouse and 2,700 shares of restricted stock which vest within 60 days from June 28, 2021.
(14)	Includes 65,750 shares subject to options, 16,142 shares held through 401(k) Plan, 39,100 shares held by his children and 2,700 shares of restricted stock which vest within 60 days from June 28, 2021.
(15)

Includes 62,226 shares subject to options, 163,578 shares held through the 401(k) Plan, 90,000 shares held by her spouse, 15,005 shares held by her child and 2,600 shares of restricted stock with which vest within 60 days from June 28, 2021.

(16)	To the Company's knowledge, except as noted in the table above, no person or entity is the beneficial owner of more than five percent of the outstanding shares of the Company's common stock.

(17)

Data based on an Amendment to Schedule 13G/A filed by the shareholder with the Securities and Exchange Commission (the "SEC") on February 10, 2021. As set forth in the Schedule 13G/A, BlackRock, Inc. has sole voting power as to 5,803,604 of these shares and sole dispositive power as to all 5,840,695 shares.

(18)

Data based on an Amendment to Schedule 13G/A filed by the shareholder with the SEC on February 12, 2021. As set forth in the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power as to 2,496,878 of these shares and sole dispositive power as to all 2,639,679 shares.

(19)

Data based on an Amendment to Schedule 13G/A filed by the shareholder with the SEC on February 10, 2021. As set forth in the Schedule 13G/A, Vanguard Group Inc. has sole voting power as to 0 of these shares, shared voting power as to 25,982 shares, sole dispositive power as to 2,495,125 shares, and shared dispositive power as to 43,272 shares.

(20)

Includes 888,769 shares held by his spouse, Irene Kurtenbach, and 601,675 shares held in Medary Creek LLLP. Medary Creek LLLP is a limited liability limited partnership of which Aelred and Irene Kurtenbach are the general partners. The address for Aelred and Irene Kurtenbach and Medary Creek LLLP is 47209 220th Street, Brookings, SD 57006.

(21)	The common stock held by the 401(k) Plan and allocated to the 401(k) Plan participants are voted by the trustee of the 401(k) Plan according to the instructions of the 401(k) Plan participants. The address of the 401(k) Plan is 201 Daktronics Drive, Brookings, South Dakota 57006.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors consists of seven individuals divided into three classes serving staggered three-year terms of office. There are two Directors (John P. Friel and Reece A Kurtenbach) whose term will expire at the 2021 Annual Meeting; two Directors (James B. Morgan and Kevin P. McDermott) whose terms will expire in 2022; and one Director (Dr. José-Marie Griffiths) whose term will expire in 2023.

The Nominating and Corporate Governance Committee has recommended to the Board of Directors that John P. Friel and Reece A. Kurtenbach be nominated for re-election at the 2021 Annual Meeting and that Shereta Williams (term expiring 2024) and Lance D. Bultena (term expiring 2023) be nominated for election at the 2021 Annual Meeting, and the Board of Directors has approved the recommendations.

All nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Vote Required

See "Procedural Matters – Voting at the Annual Meeting: Vote Requirements" for a description of the votes required for the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED BELOW.

Directors and Nominees for Director

The following table sets forth the name, age and certain other information about each nominee for Director as of the Record Date:

Name	Age	Principal Occupation	Committees Served On
John P. Friel	67	Director at Preservation Technologies LLC; Director at Blue Water Growth LLC; Board Member at Vascor, Inc.; Board Member and Chief Strategy Officer at Magvation LLC; and Senior Partner at Mikan Group.	Audit Committee; Compensation Committee
Reece A. Kurtenbach	56	President and Chief Executive Officer at Daktronics, Inc.
Shereta Williams	47	Vice President Business Development at Cox Enterprises, Inc.
Lance D. Bultena	58	Global Director of Thought Leadership for Mobility and Transportation at Hogan Lovells.

John P. Friel (67) has been a Director since September 2015 and has served on the Audit Committee since September 2015 and on the Compensation Committee since October 2016. Mr. Friel served for 30 years in various capacities at MEDRAD, Inc., a global company that designs, develops, manufactures, sells, and supports medical devices. MEDRAD is an affiliate of Bayer, AG. He joined MEDRAD in the accounting area and earned a promotion to Treasurer and Vice President of Corporate Planning in 1986 and Vice President of Business Development area in 1987. He then served as Executive Vice President of Sales and Marketing from 1989 to 1995, Senior Vice President and General Manager from 1995 to 1998, and as President and Chief Executive Officer from 1998 to 2010. MEDRAD received the Malcolm Baldrige National Quality Award twice during his tenure, once in 2004 and again in 2010. Mr. Friel retired as CEO of Vascor, Inc. in December 2019, but he remains as a member of the Board of Directors. Vascor is a pre-clinical medical device development company. He also is currently the Managing Director at Preservation Technologies L.P. and a Director of the medical device industry segment at Blue Water Growth LLC. Mr. Friel is the Principal and Founder of Five Radicals, which focuses on Baldrige Performance Excellence, strategic planning, general business consulting to entrepreneurial medical device companies, and private equity business development opportunity search efforts. Mr. Friel is a director and Chief Strategy Officer of Magvation, LLC, a medical device development company. Mr. Friel is a Senior Partner of the Mikan Group, a general management consulting company. He holds a Master of Arts in Law and Diplomacy from Tufts University and a Bachelor of Arts in Political Science and Bachelor of Science in Accounting from Pennsylvania State University. Mr. Friel brings to the Board extensive global general management knowledge and practice. He has strong experience in building and growing businesses, especially in technical product development and global expansions, which align with many of the Company's initiatives and strategies.

Reece A. Kurtenbach (56) was appointed as President and Chief Executive Officer and a Director effective on September 1, 2013 and has served as Chairman of the Board since September 2014. He served as Executive Vice President from 2012 until September 2013, Vice President for Live Events and International from 2007 to 2012, Vice President for Video Systems from 2004 until 2007, and manager for video products engineering from 1994 until 2004. Mr. Kurtenbach joined the Company in 1991 as an applications engineer focusing on large display projects. Mr. Kurtenbach also worked as a student employee with various responsibilities from 1983 to 1987. Mr. Kurtenbach holds a Bachelor of Science degree from South Dakota State University in Electrical Engineering, with minors in Mathematics and Computer Science. Mr. Kurtenbach is the son of Dr. Aelred Kurtenbach and brother of Matthew J. Kurtenbach and Carla S. Gatzke. The Board believes that Mr. Kurtenbach is an appropriate representative of management on the Board, given his position as a senior executive officer and his over 30 years of experience with the Company. In addition, Mr. Kurtenbach brings a wealth of industry experience to the Board.

Shereta Williams (47) is Vice President Business Development on the strategy and corporate development team of Cox Enterprises, Inc. based in Atlanta, Georgia and has served in such capacity since 2020. She has held a variety of strategy, corporate development and business development roles within the Cox Enterprise, Inc. subsidiaries and groups, including President of Videa, LLC from 2014 through 2020; Vice President of Corporation Development for Cox Media Group from 2010 to 2013; and Director of Development and Digital Services for Cox Television from 2001 through 2006. In between the roles at Cox, from 2006 through 2009, she was the managing director of the currency division for Maven Funds, a startup hedge fund in Atlanta where she was responsible for managing traders, implementation of automated trading systems, risk management and operations. She began her career working in investment banking as an analyst for mergers and acquisitions for Lazard Freres & Co, LLC from 1996 through 1998. She holds a Bachelor of Science degree in Electrical Engineering, with a concentration in Economics, from the Massachusetts Institute of Technology. Ms. Williams brings to the Board extensive knowledge in corporate development, strategy, and mergers and acquisitions, as well as operational leadership in the digital communications industry.

Lance D. Bultena (58) is the Global Director of Thought Leadership for Mobility and Transportation at Hogan Lovells, a global law firm, where he is currently a senior counsel after serving as a partner for many years. He has been at the firm (and its predecessor Hogan & Hartson) since 1999. He was Counsel to the U.S. Senate Committee on Commerce, Science, and Transportation from 1995 to 1999. He received a doctorate (D. Phil) in Politics and a masters (M. Phil) in Economics from Oxford University which he attended as a Rhodes Scholar. He received a law degree (J.D.) from Harvard Law School and did his undergraduate study at the University of South Dakota. Dr. Bultena brings to the board significant experience in helping businesses evaluate and address the challenges of technological change and public policy developments.

The identity of the remaining Directors and certain information about them as of the Record Date are set forth below:

Dr. José-Marie Griffiths (69) is president of Dakota State University in Madison, South Dakota and has served in such capacity since July 2015. President Griffiths has spent her career in research, teaching, public service, corporate leadership, economic development, and higher education administration. She has served in presidential appointments to the National Science Board, the U.S. President’s Information Technology Advisory Committee, and the U.S. National Commission on Libraries and Information Science. She has recently been appointed a member of the National Security Commission on Artificial Intelligence, part of the John S. McCain National Defense Authorization Act for 2019. She has led projects for over 28 U.S. federal agencies such as the National Science Foundation, NASA, the Department of Energy, and various intelligence and military agencies, over 20 major corporations such as AT&T Bell Laboratories and IBM, in over 35 countries, and worked with seven major international organizations, including NATO and the United Nations. She has received over 20 significant awards in science, technology, teaching and the advancement of women in these fields. She holds a Bachelor of Science degree and a Doctor of Philosophy in Physics and Information Science from the University College London ("UCL"). She was a Post-Doctoral Fellow in Computer Science and Statistics and was recently awarded a Doctor of Science honoris causa from UCL.

Kevin P. McDermott (67) has been a Director since June 2015 and has served on the Audit Committee as a member from August 2015 through September 2016 and as Chairman since October 2016. On June 1, 2020, Mr. McDermott was named by the Board as the Lead Independent Director. Mr. McDermott retired from an international accounting firm, KPMG LLP, in the fall of 2013 after being with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and in the firm’s Office of General Counsel. In addition to fulfilling professional obligations related to audits of financial statements and internal control over financial reporting, he assisted clients with financial and operational issues, acquisition due diligence, personnel performance, and corporate governance. In his capacity as SEC reviewing partner, Mr. McDermott performed concurring partner reviews of audits of financial statements and internal control over financial reporting for publicly-held audit clients. While in the Office of General Counsel, he provided assistance on a privileged basis to the firm and outside counsel in various SEC and Public Company Accounting Oversight Board investigations and third-party litigation matters. He is a licensed Certified Public Accountant in Tennessee and New York and holds a Bachelor of Science in economics from South Dakota State University. Mr. McDermott was appointed to the board of directors of Genesco Inc. effective February 1, 2016 and currently serves as Chairman of its Audit Committee. Genesco is a publicly-traded retailer and wholesaler of branded footwear, apparel and accessories. From March 2019 through March 2020, Mr. McDermott served as Chief Audit Executive for Pinnacle Financial Partners, Inc., a publicly-held bank holding company located in Nashville, Tennessee. Mr. McDermott brings significant expertise in the area of financial and internal control over financial reporting by publicly-traded companies. This expertise aligns with our responsibility and commitment to provide oversight for our shareholders relating to the integrity of our financial statements and related filings.

James B. Morgan (74) is currently retired. He has been a Director since 1984 and has served on the Audit Committee and Nominating and Corporate Governance Committee since October 2016. Mr. Morgan was named the chairperson of the Nominating and Corporate Governance Committee on June 1, 2020. He served as the Company's President and Chief Executive Officer from 2001 through his retirement effective on September 1, 2013. Prior to that, he served as President and Chief Operating Officer and Vice President of Engineering. He originally joined the Company in 1969 as its first design engineer. He holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from South Dakota State University. Mr. Morgan brings to the Board his experience and knowledge of our business and industry derived from his previous positions as President and Chief Executive Officer and his over 50 years of experience with the Company.

Independent Directors

Our Nominating and Corporate Governance Committee has determined that each of Messrs. Anderson, Dutcher, Friel, Morgan, Williams, Bultena, and McDermott and Dr. José-Marie Griffiths and Ms. Williams are "independent," as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules (the "Independent Directors"). Accordingly, the Board is composed of a majority of Independent Directors as required by the Nasdaq Listing Rules. In addition, none of our Directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Listing Rule 5250(b)(3) regarding the payment of compensation to directors by a third party in connection with serving as a Director of the Company.

PROPOSAL TWO

ADVISORY (NON-BINDING) APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

The foundation of our executive compensation program is to pay for performance. Base compensation for our executive officers is set relatively low as compared to members of our peer group, and a meaningful portion of the compensation paid to our executive officers is based on long-term equity incentive compensation and annual non-equity incentive compensation, which is focused on the key results and strategic drivers of our business.

The Compensation Discussion and Analysis section of this Proxy Statement explains in more detail our executive compensation program.

We believe that, viewed as a whole, our compensation practices and policies are appropriate and are fair to both the Company and its executives and aligns with the long-term interests of our shareholders.

As an advisory approval, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive program, value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Chief Executive Officer (the "CEO") and all of the other executive officers named in the Summary Compensation Table appearing later in this Proxy Statement (collectively, the "Named Executive Officers").

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL TWO, THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche, LLP ("Deloitte") to serve as our independent registered public accounting firm (the "Independent Auditor") for the fiscal year ending April 30, 2022. Deloitte has been our Independent Auditor since fiscal 2018.

The Audit Committee recognizes the importance of maintaining the independence of the Company's Independent Auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of our Independent Auditor and determines whether to re-engage such firm. In doing so, the Audit Committee considers, among other things, the quality and efficiency of the services provided by the Independent Auditor, its capabilities and its technical expertise, its knowledge of our operations and industry, and relevant information concerning its independence.

While not required to do so, our board is submitting the selection of Deloitte for ratification to ascertain the views of our shareholders with respect to the choice of the firm. If the shareholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection. A representative from Deloitte is expected to be present at the Annual Meeting.

Audit and Other Professional Fees

The following table presents the aggregate fees billed for professional services rendered by Deloitte, including out-of-pocket expenses. As provided in the Audit Committee’s charter, all engagements for any non-audit services by our Independent Auditor must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers the provision of services by Deloitte to us, over and above the audit fees, to be compatible with the ability of each of Deloitte to maintain its independence.

	Fiscal Year Ended
	May 1, 2021	May 2, 2020
Audit fees (1)	$846,452	$844,800
Audit-related fees (2)	61,250	41,740
Tax fees (3)	4,937	2,038
All other fees (3)	3,790	—
Totals	$916,429	$888,578

(1)

Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements.
(3)	All other fees are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2022 AS SET FORTH IN PROPOSAL THREE.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors is committed to achieving the long-term mutual prosperity of all stakeholders while maintaining the highest standard of responsibility and integrity. The Board has adopted these corporate governance principles to provide an effective framework that reflect a set of core values and provide a foundation for Daktronics governance and management systems. Specific Board of Director responsibilities to achieve this commitment include:

•	Strategic and operational planning: reviewing the overall operating, financial and strategic plans and performance of Daktronics;
•	Management oversight: selecting and evaluating the Company’s Chief Executive Officer and approving and monitoring the selection and evaluation process of other executive officers;
•	Governance, compliance and risk management: overseeing appropriate policies of corporate conduct and compliance with laws; and
•	Financial reporting: reviewing the process by which financial and non-financial information about the Company is provided to management, the Board and the Company’s shareholders.

The Board believes that it must stay well-informed about the issues, challenges and opportunities facing Daktronics so that the Board members can properly exercise their fiduciary responsibilities to our shareholders. As part of this process, the Board is kept informed of our business, strategies, and major corporate actions through discussions with the Named Executive Officers, by reviewing material provided to them and by participating in meetings of the Board and its Committees.

The Board of Directors currently combines the roles of CEO and Chairman of the Board ("Chair"). Periodically, our Board of Directors assesses these roles and the Board leadership structure to assure that the interests of the Company and its shareholders are best served.

Our Board of Directors has determined that its current structure, with a combined Chair and CEO, is in the best interests of the Company and its shareholders at this time. Kevin McDermott has served as Lead Independent Director since June 1, 2020. Ms. Nancy Frame, now retired, served as our Lead Independent Direct for a portion of fiscal 2021, from May 3, 2020 to June 1, 2020.

The Chair conducts the Board meetings. The Chair, after consulting with the Lead Independent Director, sets board meetings agenda, sets schedules, and distributes information to the Board. This collaborative process assures that the agenda takes into account issues and concerns of all Directors and is forward-looking and focuses on strategic matters.

The Lead Independent Director calls and presides over Independent Director meetings and provides timely feedback from each meeting to the Chair. The Lead Independent Director is responsible to promote effective relationships and open communication among Directors and the CEO, build consensus among Board members, build an effective and complementary Board, promote the highest standards of corporate governance, participate actively in the selection of new Directors, and promote the orientation of new Directors to provide coaching and support for their development.

Our governance practices are compliant with the Nasdaq Listing Rules and the corporate governance regulations of the Sarbanes-Oxley Act of 2002. Among other things, these practices include the following:

•

The Nominating and Corporate Governance Committee reviews with the Board annually the composition of the Board as a whole, including the Directors’ independence, skills, experience, age, diversity, and availability of service to the Company.

•

The Nominating and Corporate Governance Committee recommends Director candidates for approval by the Board and election by the shareholders, taking into account the Company’s need for diverse skills, professional experiences, backgrounds, and other qualities to ensure a variety of viewpoints.

•	The Board conducts periodic self-evaluations facilitated by the Nominating and Corporate Governance Committee.
•	The Independent Directors meet in conjunction with regularly scheduled quarterly Board meetings and at other appropriate times.
•

The Board and all Board Committees are authorized to hire their own advisors as they deem to be necessary or advisable to fulfill their obligations, and the Company will pay the costs of such advisors.

Meetings of the Board of Directors and Committees

During fiscal 2021, the Board of Directors held four regularly scheduled meetings and eight special meetings, the Audit Committee met five times, the Compensation Committee met five times, and the Nominating and Corporate Governance Committee met four times. All of the Directors attended all meetings of the Board of Directors and Committees upon which they served, and all of the Directors remotely attended the annual meeting of shareholders held in September 2020. Special Board meetings were held during fiscal 2021 to allow the Board to actively engage with management in preparing for, responding to, and monitoring the impacts of the evolving novel coronavirus ("COVID-19") pandemic.

Executive Sessions of the Board

The Board has adopted a practice of meeting in executive session, and then with Independent Directors only, in conjunction with each regularly scheduled Board meeting. The Independent Directors met four times in fiscal 2021.

Annual Meeting Attendance Policy

As set forth in our Corporate Governance Guidelines, members of the Board of Directors are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, shareholder meetings, and meetings of Committees of the Board on which they serve.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight both as a full Board and through its Committees. The Company's management team attends a portion of each regular Board meeting, and the Board engages management in a review of the business with respect to our strategies and risks. Such risks include those inherent in our businesses as well as the risks from external sources such as competitors, cybersecurity, the economy, credit markets, and regulatory and legislative developments. The Board has also been actively engaged with management in preparing for, responding to, and monitoring the impacts of the evolving COVID-19 novel coronavirus pandemic and related recovery. Management is in regular communication with the Board about the assessment, management, and strategic response to the significant risks to Daktronics.

The various Committees of the Board are also responsible for specific areas of risks. The Audit Committee meets regularly with management and our Independent Auditor to oversee our financial risk management processes, controls and capabilities. The Audit Committee also oversees and reviews with management certain aspects of our information systems, credit, litigation, and currency risks and other finance matters. In addition, the Audit Committee reviews and monitors our procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.

The Compensation Committee oversees our executive compensation arrangements and certain benefit plans. This includes the identification and management of risks that may arise from our compensation policies and practices.

The Nominating and Corporate Governance Committee has oversight of corporate governance, including practices and procedures that promote good governance and thus mitigate governance risk, and it is also responsible for reviewing the performance of the Board, its Committees and their members. These Committees report to the full Board on these topics, including risks, as they deem to be necessary or advisable.

Hedging

In accordance with our insider trading policy, officers, Directors, senior managers, market managers, and other designated employees are prohibited from engaging in hedging transactions, trading in puts and calls in and engaging in short sales of our common stock. In addition to our officers, Directors, and other designated employees, the covered persons also include family members of such Company personnel sharing the same residence. Hedging or monetization transactions are typically accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, in which all of which our covered persons are precluded from using or trading.

Code of Conduct

The Board of Directors has adopted our Code of Conduct, which applies to all of our employees, officers and Directors as described in our Annual Report to Shareholders. Included in the Code of Conduct are ethics provisions that apply to our Chief Executive Officer, Chief Financial Officer, and all other financial and accounting management employees. Copies of the Code of Conduct are available on our website at www.daktronics.com. The Nominating and Corporate Governance Committee reviews the Code of Conduct annually and oversees its implementation.

Policy and Procedures with Respect to Related Party Transactions

Our Board of Directors has adopted a written policy and procedures with respect to related party transactions, which the Audit Committee oversees. Under the policy, a "related party transaction" is generally defined as a transaction, arrangement or relationship in which the Company was, is or will be a participant; the amount involved exceeds $120,000; and in which any "related person" had, has or will have a direct or indirect material interest. The policy generally defines a "related person" as a Director, executive officer or beneficial owner of more than five percent of any class of our voting securities and any immediate family member of any of the foregoing persons.

The Audit Committee reviews and, if appropriate, approves related party transactions, including certain transactions which are deemed to be pre-approved under the policy. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is ongoing.

Committees of the Board of Directors

The Board of Directors currently has three standing Committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee. During fiscal 2021, our Audit Committee consisted of Kevin P. McDermott (Chairperson), John P. Friel, and James B. Morgan. The Board of Directors has determined that each Audit Committee member is independent as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has determined that Mr. McDermott, Mr. Friel, and Mr. Morgan are qualified as "audit committee financial experts," as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities concerning the quality and integrity of our financial reports and related filings with the SEC. In fulfilling this role, the Audit Committee, among other things, oversees the accounting and financial reporting process and audits of the financial statements and related SEC filings, appoints and determines the compensation of our Independent Auditor, reviews the scope and findings of the audit, reviews the adequacy and effectiveness of our accounting policies and system of internal control over financial reporting, and oversees our policy and procedures with respect to related party transactions. The Audit Committee’s Charter is available on our website at www.daktronics.com.

Compensation Committee. During fiscal 2021, our Compensation Committee consisted of Robert G. Dutcher (Chairperson), Byron J. Anderson, John P. Friel, and Dr. José-Marie Griffiths. All of the Compensation Committee members are Independent Directors, as determined by the Board of Directors. The Compensation Committee annually reviews and approves the Chief Executive Officer’s and other executives' compensation packages and acts upon management’s recommendations for executives concerning employee equity incentives, bonuses, and other compensation and benefit plans. The Compensation Committee’s Charter is available on our website at www.daktronics.com.

Nominating and Corporate Governance Committee. During fiscal 2021, our Nominating and Corporate Governance Committee (the "Nominating Committee") consisted of prior director Nancy D. Frame (Chairperson to June 1, 2020, retired September 2, 2020), Byron J. Anderson, James B. Morgan (named chairperson June 1, 2020), and Dr. José-Marie Griffiths. The Board of Directors has determined that all of the Nominating Committee members are Independent Directors, as determined by the Board of Directors. Our Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as Directors, develops and recommends to the Board of Directors corporate governance guidelines, oversees our Code of Conduct, and provides oversight with respect to corporate governance and ethical conduct. It also facilitates the annual review of the performance of the Board of Directors. The Nominating Committee’s Charter and our Corporate Governance Guidelines are available on our website at www.daktronics.com.

The information below describes the criteria and process that the Nominating Committee uses to evaluate future candidates to the Board of Directors:

Director Qualifications

When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of other organizations, concern for the long-term interests of the shareholders, governance risk and compliance knowledge, innovation expertise, international business experience, technology company experience, contracting experience, acquisition experience, financial literacy, personal integrity and judgment, and willingness to be prepared and active participants at Board and Committee meetings. The Nominating Committee and the Board seek to attract and retain highly qualified and diverse Directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Nominating Committee and the Board seek members who will contribute to our overall corporate goals, taking into account:

•	The Company’s responsibility to its key stakeholders, which include shareholders, customers, suppliers, community, and employees.
•	Integrity in financial reporting and business conduct. Candidates are selected based upon their potential contributions to the long-term interests of shareholders.
•	Diversity of a candidate’s skills and experiences.

Each candidate for Director must possess the following specific minimum qualifications:

•	Demonstrated integrity and ethics in his or her professional life and an established record of professional accomplishment in his or her chosen field.
•	Absence of any material personal, financial or professional interest in any present or potential competitor of the Company.
•

Ability to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors (in the case of Independent Directors) and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of which he or she is a member.

Shareholder Proposals for Nominees

The Nominating Committee will consider written proposals from shareholders for nominees for Director. Any such nominations must be submitted to the Nominating Committee in the care of our Corporate Secretary and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed in Schedule 14A under the Exchange Act (including appropriate biographical information); (b) other board memberships; (c) such person’s written consent to being named in the Proxy Statement as a Director nominee and to serving as a Director, if elected; (d) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such shareholder(s); and (e) a statement as to the qualifications of the nominee. Shareholder proposals should be submitted by the deadline described in this Proxy Statement under the caption "Procedural Matters – Procedure for Submitting Shareholder Proposals" above.

The Nominating Committee will not change the manner in which it evaluates candidates for Board nominees, including the applicable criteria set forth above, based on whether the candidate was recommended by a shareholder. To date, we have not received any shareholder proposals to nominate a Director.

Board of Directors’ Evaluation

On an ongoing basis, the Nominating Committee facilitates a process to determine whether the Board of Directors and its Committees are functioning effectively. The results of this process are reported to the Board for discussion.

How to Contact the Board of Directors

Shareholders wishing to contact our Board of Directors may do so by writing to it at the following address: Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006. All letters received will be forwarded to the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer who served on our Board of Directors or our Compensation Committee.

Director Compensation

The following table sets forth information about the compensation paid to and earned by our Directors for the fiscal year ended May 1, 2021:

FISCAL YEAR 2021 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total Compensation ($)
Byron J. Anderson	$50,425	$57,499	$107,924
Robert G. Dutcher	50,425	57,499	107,924
Nancy D. Frame (3)	14,606	57,499	72,105
John P. Friel	52,425	57,499	109,924
Kevin P. McDermott	56,175	57,499	113,674
James B. Morgan	54,675	57,499	112,174
Dr. José-Marie Griffiths (4)	36,319	57,499	93,818

(1)

As an employee of the Company, Reece A. Kurtenbach, the President and Chief Executive Officer since September 1, 2013, was a Named Executive Officer during fiscal 2021 and therefore his compensation is included in the appropriate tables within the section of this Proxy Statement entitled "Executive Compensation."

(2)

Represents September 3, 2020 grants of 13,990 restricted shares of our common stock to each of the Directors named in the table with a grant date fair value of $57,499, which vest on August 23, 2021 if they are then Directors of the Company. The dollar amounts in this column of the table were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC 718").

(3)	Retired as director on September 2, 2020.
(4)	Joined as director on September 2, 2020.

Independent Director Fees. For fiscal 2021, each Independent Director received an annual retainer of $40,500. In addition, each Independent Director received $2,500 per meeting for each Board of Directors meeting attended in person. The following table describes the annual retainers paid for fiscal 2021 to each Independent Director for Committee membership participation:

	Chair	Other Members
Audit Committee	$8,000	$5,000
Compensation Committee	6,000	3,000
Nominating and Corporate Governance Committee	6,000	3,000
Lead Independent Director	5,000

The retainers for Board and Committee service are included in the table above entitled "Fiscal Year 2021 Director Compensation".

In response to the potential impacts of COVID-19 on the business of Daktronics, the Board elected in April 2020 to reduce the Directors' annual $40,500 cash retainer fee by 15% effective April 1, 2020.

Stock Ownership and Retention Guidelines. The Board of Directors has implemented stock ownership guidelines for Directors. Under these guidelines, each Director is expected to achieve a target of 5,000 shares owned, excluding shares subject to options. Directors have five years from the date they first become a member of the Board of Directors to achieve this level of ownership. As of the Record Date, all Directors were in compliance with these guidelines.

Executive Officers

The following discussion sets forth information as of June 28, 2021 about our executive officers who are not Directors.

Name	Positions with the Company	Age	Executive Officer Since
Sheila M. Anderson	Chief Financial Officer and Treasurer	48	2012
Bradley T. Wiemann	Executive Vice President	58	2004
Matthew J. Kurtenbach	Vice President of Manufacturing	52	2014
Carla S. Gatzke	Vice President of Human Resources and Secretary	60	2015

Sheila M. Anderson joined the Company in 2002 as a senior accountant after spending a number of years working as a certified public accountant in public accounting and auditing firms and as a senior accountant at a private company. In 2006, Ms. Anderson was named Corporate Controller and, in 2012, she was named Chief Financial Officer and Treasurer. Ms. Anderson holds a Master of Business Administration degree from the University of South Dakota and a Bachelor of Science degree in Accounting from Southwest Minnesota State University.

Bradley T. Wiemann joined the Company in 1993 as a lead design engineer after spending a number of years with Rockwell International Corporation, where he was involved in flight control systems. In 1994, he became manager of the Company's engineering groups focused on commercial and transportation product design. In 2001, his responsibilities expanded to include sales and service for commercial and transportation. In 2004, he was appointed Vice President, Commercial and Transportation and, in 2012, he was named Executive Vice President. In 2013, his responsibilities expanded to include sales and service for the High School Park and Recreation business unit. Mr. Wiemann holds a Master of Science degree in Electrical and Computer Engineering from the University of Iowa and a Bachelor of Science degree in Electrical Engineering from South Dakota State University.

Matthew J. Kurtenbach joined the Company in 1992 as a manager in manufacturing, and he subsequently served as a project manager for sports projects and as a project manager for the Company's process improvements and facility expansions. In 2001, he was named Manufacturing Manager and, in 2006, he was appointed Vice President of Manufacturing. Also in 2006, he was charged with leading the Company's transformation to lean manufacturing and, in 2013, he gained responsibility for repair center operations associated with after-sales services. Mr. Kurtenbach holds a Master of Science degree in Industrial Management and a Bachelor of Science degree in Electrical Engineering from South Dakota State University. Mr. Kurtenbach is the son of Aelred J. Kurtenbach and the brother of Reece A. Kurtenbach and Carla S. Gatzke.

Carla S. Gatzke joined the Company in 1984 in Systems Sales Engineering where she was responsible for sales and project management for legislative voting systems. In 1988, Ms. Gatzke took an 18-month leave of absence to attend and teach at Drake University. In 1990, Ms. Gatzke returned to Daktronics and managed Star Circuits, which manufactures printed circuit boards. In 1992, she became responsible for Human Resources and, in 1996, she added the responsibility of Information and Technology and Systems. In 2006, the responsibility of the Company's Human Resources and Information and Technology and Systems departments separated, and Ms. Gatzke was appointed Vice President of Human Resources. Ms. Gatzke has also served as Corporate Secretary since 1994. Ms. Gatzke holds a Master of Business Administration degree from Drake University and a Bachelor of Science degree in Electrical Engineering with minors in Mathematics and Computer Science from South Dakota State University. Ms. Gatzke is the daughter of Aelred J. Kurtenbach and the sister of Reece A. Kurtenbach and Matthew J. Kurtenbach.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. Those tables and narrative disclosure provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Named Executive Officers, as well as the plans in which they are eligible to participate. At last year’s annual meeting, our shareholders provided an advisory "say-on-pay" vote indicating their overwhelming support of the Company’s compensation program for our Named Executive Officers. Our shareholders had previously voted that such say-on-pay votes be held annually. As a result, Proposal Two presented in this Proxy Statement seeks our shareholders’ input on our executive compensation program. This Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the tables provide information that will assist our shareholders in deciding how to vote on Proposal Two.

Executive Summary

Our executive compensation program, developed by management and approved by the Compensation Committee of the Board of Directors (the "Committee"), is intended to be simple (easily understood) and team-based, focused on a few key performance metrics, and balanced among:

•	employees, managers and executives;
•	long-term and short-term objectives;
•	financial and stock performance; and
•	cash and equity compensation.

The compensation program is designed to align the interests of the executive team with the interests of our shareholders. It uses salary, benefits, and non-equity-based and equity-based incentive plans to achieve these goals, with a focus on tying compensation to corporate performance. The retention of top talent and the achievement of corporate objectives measure the effectiveness of our compensation program.

The Company's financial performance for the fiscal year ended May 1, 2021 included a decrease in orders (16.9 percent) and sales (20.8 percent) as compared to fiscal 2020. Each business unit's order volume was lower in fiscal 2021 due to lower market activity from the resulting economic and business impacts of the COVID-19 pandemic and related timing of large contract orders. Each business unit's orders were impacted by the additional week in fiscal 2020. Net sales decreased as a result of order booking declines and delayed conversions to sales based on customer project schedules. Financial metrics for fiscal 2021 included a 2.9 percent return on assets and a 6.2 percent return on beginning shareholders' equity. Operating margin improved to 3.5 percent as a percent of sales for fiscal 2021 as compared to a breakeven as percent of sales for fiscal 2020.

Changes to executive compensation during the current fiscal year were mainly due to maintaining the competitiveness of our compensation program. In addition, our executives' base salaries were reduced starting April 1, 2020 in response to the uncertainty, longevity, and severity of the effects of the COVID-19 pandemic would have on Daktronics business. Executive pay was reinstated beginning in fiscal 2022.

Role of Compensation Committee, Philosophy and Objectives

The Compensation Committee has the responsibility for guiding our executive compensation philosophy and overseeing the design of our executive compensation programs. In arriving at the appropriate levels of pay and incentive opportunities, the Committee reviews our compensation philosophy and trends in our peer group to assure that our executive compensation program is competitive to effectively recruit and retain talented management, focus our executives to achieve short- and long-range corporate objectives, and align the interests of the executives with the interests of our shareholders.

The Committee bases its executive compensation decisions on the following philosophies:

•

Executive compensation should be appropriate to recruit and retain high-performing executives successfully, taking into account executive pay at comparable companies and our pay practices for non-executive employees.

•	An individual executive's compensation should be based on the executive's responsibility level, capability and performance.
•

The executive team's compensation should include a significant component that is based on the Company's overall financial performance to encourage the executive team to focus on the overall success of the Company.

•	Our executives should receive few perquisites, if any, other than those provided to all employees.

The Committee annually reviews each executive's compensation. The Committee has determined that our executives' compensation will include base salary, non-equity-based incentive compensation, and equity-based incentive pay in the form of options and restricted stock units. We view the various components of compensation as related but distinct.

We determine the appropriate level for each executive compensation component based in part, but not exclusively, on the following factors:

•	internal equity and consistency;
•	individual performance;
•	the executive compensation paid by other companies with which we compete for executive talent; and
•	Company performance.

The base salary reflects the pay the Committee believes is appropriate for each executive's responsibility, capability and performance. The non-equity-based incentive compensation is designed to focus the executive team on the Company-wide goals and objectives, which focus on growth in revenue and reductions in costs in order to achieve and sustain a target operating margin. The Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although it has a preference for a material amount of "at risk" compensation, the amount of which is based on our financial results. The equity-based compensation plan is designed to encourage executives to also own shares of common stock in the Company and thereby align executives' interests with our shareholders' interests.

The Committee considers both internal equity and market competitiveness. We compare executive pay to the compensation of other key managers and employees at the Company. As described below, we also compare overall executive compensation to comparison companies and to salary database information. The Committee believes that equitable and competitive compensation, as well as leader development and promotion-from-within, are essential to retain high-performing executives. Our currently employed Named Executive Officers have an average of 29.6 years of experience with Daktronics.

For fiscal 2021, our Named Executive Officers were Reece A. Kurtenbach, Chair, President and Chief Executive Officer; Sheila M. Anderson, Chief Financial Officer and Treasurer; Bradley T. Wiemann, Executive Vice President; Matthew J. Kurtenbach, Vice President of Manufacturing; and Carla S. Gatzke, Vice President of Human Resources and Secretary.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Vice President of Human Resources present to the Compensation Committee their recommendations for the salary, non-equity-based incentive compensation, and equity-based compensation grants for the Named Executive Officers and select other executives. The Committee considers these recommendations and accepts or adjusts them, in whole or in part. The Chief Executive Officer and Vice President of Human Resources are not present for the discussions or determinations about their own compensation, but they generally participate in the discussions regarding other executive officers’ compensation. The Chair of the Compensation Committee presents the Committee’s findings regarding compensation for executive officers to the Board of Directors. Based on such input, the Board of Directors reviews and generally approves and adopts the Committee's recommendations regarding the executives' compensation plan.

Benchmarking

In making decisions regarding elements and amounts of compensation, the Committee considers the compensation paid to executive officers at similar levels and responsibilities. These are public companies in our geographical area with revenues of between $250 million and $1 billion and with a focus on manufacturing or technology.

The following list sets forth the companies comprising our peer group list:

Apogee Enterprises, Inc.	Hawkins, Inc.
Badger Meter, Inc.	iMedia Brands, Inc.
Bio-Techne Corporation	Tennant Company
Winnebago Industries, Inc.	Lindsay Corporation
Raven Industries, Inc.	Enerpac Tool Group Corp.
Graco, Inc.

The Committee also considers compensation data from the Economic Research Institute, which takes into consideration company size, geography, base salary and variable cash compensation but excludes equity incentive compensation information.

The Committee believes that its executive compensation is sufficiently conservative, as well as appropriately competitive, so as not to require an external consultant opinion.

Elements of Compensation

For fiscal 2021, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•	base salary;
•	non-equity-based incentive compensation plan;
•	equity-based compensation plan; and
•	benefits.

Base Salary. The base salary reflects each executive's responsibility, capability and performance. Base salary is determined based on the benchmarking data for the executive's responsibilities, the executive's experience, and the executive's performance and the impact of such performance on our business results.

The Committee also takes into account the Company's financial performance, and it has in the past limited executive pay changes based on business or economic conditions. The Committee also considers the recommendations of the Chief Executive Officer for other Named Executive Officers.

In April 2020, in response to the potential impacts of COVID-19 on the Company's business, Mr. Reece A. Kurtenbach and Ms. Sheila M. Anderson reduced their base salaries by 15% and the other Named Executive Officers elected to reduce their base salaries by 10%. Executive pay was reinstated beginning in fiscal 2022.

Non-Equity-Based Incentive Compensation Plan. The purpose of our non-equity-based incentive compensation plan is to focus the executive team on the Company-wide goals and objectives of growth in revenue and reductions in costs in order to achieve and sustain a target operating margin. The non-equity-based incentive compensation plan is a formula-based variable cash compensation plan, with no payouts if operating margin is less than 2.5 percent, targeted payouts at a 10 percent operating margin, and maximum payouts at a 12.5 percent operating margin. The targeted level of variable cash compensation varies from an amount equal to five months of base salary to eight months of base salary for each executive officer. The maximum level of the variable cash compensation is 120 percent of the targeted level of variable cash compensation.

This level of non-equity compensation takes into account other non-equity incentive compensation plans at comparable companies, as well as the Committee's preference for a material level of executive compensation that varies with the Company's performance. The Compensation Committee selected the operating margin measure for the formula because they believe it is the most appropriate indicator of performance that will drive long-term shareholder value, and it is consistent with our corporate strategies.

The various payout percentages based on operating margins are as follows:

Operating Margin	Percentage of Targeted Non-equity Incentive Compensation
Less than 2.5%	—
2.5 to 5.0%	0.0 to 25.0%
5.0 to 7.5%	25.0 to 60.0%
7.5 to 10.0%	60.0 to 100.0%
10.0 to 12.5%	100.0 to 120.0%

We follow applicable laws and regulations regarding the recovery of any non-equity-based compensation, other incentive-based or equity-based compensation, and profits realized from the sale of securities resulting from any misconduct on the part of an executive officer.

During fiscal 2021, the Named Executive Officers were eligible for non-equity-based incentive compensation if the maximum payout of 120 percent of target was achieved as follows: Chief Executive Officer - 80 percent of his base salary; Chief Financial Officer - 55 percent of her base salary; Vice President and Secretary - 50 percent of her base salary; and all other Named Executives Officers - 65 percent of their base salaries. Although the minimum targets were met, the Named Executive Officers declined the payouts because of the hardships faced by all employees during the pandemic year. For fiscal 2021, 2020, and 2019, there was no non-equity-based incentive compensation paid out to any Named Executive Officer.

Equity-Based Compensation Program. Grants of equity awards offer long-term incentives to our executives and align the interests of employees more closely with those of our shareholders.

Each year, the Board of Directors, based on recommendations of the Compensation Committee, determines the number of shares that may be subject to equity awards for all employees, including the Named Executive Officers. The total number of shares subject to equity awards is constrained by our Board’s desire to limit dilution to shareholders to a level consistent with our historical levels, which generally approximate a dilution of one percent, and to limit the total grant date fair value of the equity awards to a targeted level. The one percent dilution is based on an assessment of a conservative amount relative to high-tech growth companies. The grant date fair value is based on a comparison to the prior fiscal year's expense and the current year’s estimate of a percentage of total payroll expense. The Compensation Committee and the Board of Directors generally follow a practice of calculating the equity grant valuation limit based on the share price on the date of the Compensation Committee meeting at which the equity grants are determined by the Committee for recommendation to the Board to assure that the valuation limit is consistent with the approximate dilution limit of one percent. The Compensation Committee then allocates these equity grants to the Named Executive Officers, and the Chief Executive Officer allocates equity grants to selected employees. To facilitate the grant of stock options to employees and other executive officers, the Board of Directors authorized the Chief Executive Officer to grant individual stock options and restricted stock units during fiscal 2021, subject to the guidelines and limitations imposed by the Compensation Committee.

The Committee also considers trends in equity-based compensation, the mix of the type of equity grants, and the number of our shares that are available for equity grants. The Compensation Committee and the Board of Directors also generally follow a practice of allocating similar equity grants to each of the Named Executive Officers, with some variation based on responsibilities and experience. The allocation to the Named Executive Officers is based on historical grants, the value of past grants, and the Company’s performance, all of which are subject to the objectives listed under the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Role of Compensation Committee, Philosophy and Objectives."

For fiscal 2021, the Compensation Committee determined that each Named Executive Officer would be allocated equity grants for approximately 15,000 shares of common stock, with a ratio of 5-to-1 of incentive stock options to restricted stock units. The Committee determined that Mr. Reece A. Kurtenbach should receive a grant of approximately twice the amount of the other Named Executive Officers to facilitate his ownership of additional stock of the Company as the CEO and to reflect a ratio of grants to the CEO compared to the grant to Named Executive Officers that is more similar to the ratio in the benchmarking data. The Committee determined that the valuation of the equity grants, based on the grant date fair value as determined under ASC 718, would be limited to approximately $2.5 million for all employees, including the Named Executive Officers. The value of the restricted stock units was equal to 48.10 percent of the value of the stock options for executives, as determined under the fair value provisions of ASC 718. For fiscal 2021, all equity grants to employees were made under the Daktronics, Inc. 2020 Stock Incentive Plan (the "2020 Plan").

The Board and the Compensation Committee approve equity grants for Named Executive Officers and other employees annually in their summer meetings to coincide with the Director equity grants and the annual meeting of shareholders. Equity awards are not typically granted at other times of the year for employees, including new employees. The exercise price of all stock options granted is equal to the fair market value of the Company’s common stock as reported on The Nasdaq Global Select Market on the date of grant, which is defined in the 2020 Plan as the closing price of the common stock as reported on The Nasdaq Global Select Market on the date of grant. All options also contain five-year vesting provisions, with 20 percent of the shares underlying the stock option vesting each year following the date of grant. The restricted stock units also contain a five-year vesting provision, with 20 percent of the restricted stock units vesting each year following the date of grant.

Benefits. Our Named Executive Officers are eligible for all benefits generally available to our full-time employees. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

All employees, including the Named Executive Officers, are entitled to participate in the 401(k) Plan, which is qualified under Section 401(k) of the Internal Revenue Code (the "Code"). At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts. For fiscal year 2021, the matching contribution program was suspended because of the COVID-19 pandemic. We paid $2.9 million in fiscal 2020 and $2.8 million in fiscal 2019 in matching contributions. Contributions to the 401(k) Plan on behalf of the Named Executive Officers are described in the table entitled "Summary Compensation Table – Fiscal 2021." Effective for fiscal year 2022, the matching contribution program was reinstated.

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. Employee Stock Purchase Plan, or ESPP, which is intended to qualify under Section 423 of the Code. The ESPP allows employees to purchase shares of our common stock, subject to annual limitations, at a price equal to 85 percent of the lower of the fair market value of the common stock at the beginning or the end of each six-month offering period.

Accounting and Tax Treatment

We account for equity-based compensation paid to employees under ASC 718, Compensation-Stock Compensation, promulgated by the Financial Accounting Standards Board, which requires us to estimate and record an expense over the service period of the award. Thus, we may record an expense in one year for awards granted in earlier years. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to option awards, we generally can deduct the gain recognized by employees and Directors from the exercise of non-qualified options. However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee upon exercise of the option if there is no disqualifying disposition by the optionee.

With respect to restricted stock awards, we generally can deduct the fair market value of the shares vested on the vesting date. Alternatively, if the recipient were to make an election under Section 83(b) of the Code, we would be entitled to a deduction on the date of grant equal to the value of the restricted stock on the date of grant.

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to a company's chief executive officer and the four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Because the potential amount of base salary and non-equity-based incentive compensation that each of our executive officers can earn is less than $1 million, Section 162(m) has not been material to our compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Robert G. Dutcher, Chair

Byron J. Anderson

John P. Friel

Dr. José-Marie Griffiths

EXECUTIVE COMPENSATION

For the fiscal years ended May 1, 2021, May 2, 2020 and April 27, 2019, the following table sets forth information about compensation awarded to, earned by or paid to our principal executive officer and principal financial officer and our next three most highly compensated executive officers whose total compensation was greater than $100,000 for the fiscal year ended May 1, 2021, all of whom constitute our Named Executive Officers.

SUMMARY COMPENSATION TABLE – FISCAL 2021

Name and Principal Position	Year	Salary($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation($) (3)	All Other Compensation($)(4)	Total($)
Reece A. Kurtenbach	2021	$386,658	$20,520	$42,660	$—	$—	$449,838
Chief Executive Officer and	2020	451,489	34,290	24,705	—	8,400	518,884
President	2019	443,846	34,938	29,160	—	8,290	516,234
Sheila M. Anderson	2021	$244,963	$9,500	$19,750	$—	$—	$274,213
Chief Financial Officer	2020	287,413	15,875	11,438	—	7,578	322,304
	2019	279,354	16,175	13,500	—	7,223	316,252
Bradley T. Wiemann	2021	$255,240	$9,500	$19,750	$—	$—	$284,490
Executive Vice President	2020	277,802	15,875	11,438	—	8,334	313,449
	2019	271,231	16,175	13,500	—	8,069	308,975
Matthew J. Kurtenbach	2021	$245,340	$9,500	$19,750	$—	$—	$274,590
Vice President	2020	266,059	15,875	11,438	—	7,982	301,354
	2019	258,662	16,175	13,500	—	7,687	296,024
Carla S. Gatzke	2021	$208,980	$9,500	$19,750	$—	$—	$238,230
Vice President and	2020	226,599	15,875	11,438	—	6,798	260,710
Secretary	2019	217,973	16,175	13,500	—	6,481	254,129

(1)

Consists of restricted stock units granted under the 2015 Stock Incentive Plan (the "2015 Plan") for the fiscal years 2019 and 2020 and under the 2020 Plan for fiscal 2021. In accordance with ASC 718, the amount is calculated based on the grant date fair value of the award. Refer to "Note 10. Shareholders' Equity and Share-Based Compensation" of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 1, 2021 for a discussion of the assumptions used in calculating the amount under ASC 718.

(2)

Consists of stock options granted under the 2015 Plan for fiscal years 2019 and 2020 and under the 2020 Plan for fiscal 2021. The value of the option awards is calculated based on the grant date fair value of the award in accordance with ASC 718. Refer to "Note 10. Shareholders' Equity and Share-Based Compensation" of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 1, 2021 for a discussion of the assumptions used in calculating the amount under ASC 718.

(3)

The amounts in this column reflect the total variable cash compensation paid to the Named Executive Officers under the non-equity-based incentive compensation plan. As explained earlier in this Proxy Statement, variable incentive compensation payments are based upon the achievement of certain operating margin targets for fiscal 2019, 2020, and 2021.

(4)	Consists of matching contributions made by us under the 401(k) Plan, which is intended to qualify under Section 401(k) of the Code.

The following table sets forth information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2021:

GRANTS OF PLAN-BASED AWARDS — FISCAL 2021

	Estimated future payouts under non-equity incentive plan awards(1)				All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option
Name	Threshold($)	Target($)	Maximum($)	Grant Date	(#)(2)	(#) (3)	($/share)(4)	awards($) (5)
Reece A. Kurtenbach	77,000	308,000	369,600	9/3/2020	5,400	27,000	4.11	63,180
Sheila M. Anderson	33,802	135,208	162,250	9/3/2020	2,500	12,500	4.11	29,250
Bradley T. Wiemann	38,404	153,617	184,340	9/3/2020	2,500	12,500	4.11	29,250
Matthew J. Kurtenbach	36,915	147,658	177,190	9/3/2020	2,500	12,500	4.11	29,250
Carla S. Gatzke	24,188	96,750	116,100	9/3/2020	2,500	12,500	4.11	29,250

(1)

Consists of variable cash compensation under our annual non-equity-based incentive compensation plan. The amounts reflect the minimum payment level, if an award is achieved, the target payment level, and the maximum payment level under the plan. For additional information concerning our annual non-equity-based compensation plan, see the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Elements of Compensation."

(2)

Consists of restricted stock units granted to the Named Executive Officers in fiscal 2021 under the 2020 Plan. The units vest as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)

Consists of options granted to the Named Executive Officers in fiscal 2021 under the 2020 Plan. The options vest and become exercisable as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(4)	The exercise price of all options was equal to the closing price of the common stock as quoted on The Nasdaq Global Select Market on the date of grant as provided in the 2020 Plan.
(5)

Represents the full grant date fair value determined pursuant to ASC 718 as reflected in our financial statements, based on the number of shares subject to the options and restricted stock unit awards granted and the closing price of the common stock as quoted on The Nasdaq Global Select Market on the date of grant, which was $4.11 per share on September 3, 2020.

The following table sets forth information about unexercised options and restricted stock units that have not vested that were held at May 1, 2021 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL 2021

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Reece A. Kurtenbach	12/1/2011	10,500	—	9.24	11/30/21	—	—
	8/23/2012	10,800	—	9.51	08/22/22	—	—
	8/22/2013	8,750	—	11.05	08/22/23	—	—
	9/1/2013	25,000	—	10.93	08/22/23	—	—
	9/4/2014	15,000	—	13.31	09/04/24	—	—
	9/3/2015	15,000	—	8.51	09/03/25	—	—
	9/1/2016	12,000	3,000	9.57	09/01/26	—	—
	8/31/2017	9,000	6,000	9.63	08/31/27	—	—
	9/6/2018	5,400	8,100	7.83	09/06/28	—	—
	9/5/2019	2,700	10,800	7.47	09/05/29	—	—
	9/3/2020	—	27,000	4.11	09/03/30	—	—
		—	—	—	—	16,560	102,175
Sheila M. Anderson	12/1/2011	4,000	—	9.24	11/30/21	—	—
	8/23/2012	4,000	—	9.51	08/22/22	—	—
	9/12/2012	6,000	—	9.56	08/22/22	—	—
	8/22/2013	6,870	—	11.05	08/22/23	—	—
	9/4/2014	7,500	—	13.31	09/04/24	—	—
	9/3/2015	7,500	—	8.51	09/03/25	—	—
	9/1/2016	6,000	1,500	9.57	09/01/26	—	—
	8/31/2017	4,500	3,000	9.63	08/31/27	—	—
	9/6/2018	2,500	3,750	7.83	09/06/28	—	—
	9/5/2019	1,250	5,000	7.47	09/05/29	—	—
	9/3/2020	—	12,500	4.11	09/03/30	—	—
		—	—	—	—	7,800	48,126
Bradley T. Wiemann	12/1/2011	7,155	—	9.24	11/30/21	—	—
	8/23/2012	10,500	—	9.51	08/22/22	—	—
	8/22/2013	10,800	—	11.05	08/22/23	—	—
	9/4/2014	7,500	—	13.31	09/04/24	—	—
	9/3/2015	7,500	—	8.51	09/03/25	—	—
	9/1/2016	6,000	1,500	9.57	09/01/26	—	—
	8/31/2017	4,500	3,000	9.63	08/31/27	—	—
	9/6/2018	2,500	3,750	7.83	09/06/28	—	—
	9/5/2019	1,250	5,000	7.47	09/05/29	—	—
	9/3/2020	—	12,500	4.11	09/03/30	—	—
		—	—	—	—	7,800	48,126
Matthew J. Kurtenbach	12/1/2011	7,155	—	9.24	11/30/21	—	—
	8/23/2012	10,500	—	9.51	08/22/22	—	—
	8/22/2013	10,500	—	11.05	08/22/23	—	—
	9/4/2014	7,500	—	13.31	09/04/24	—	—
	9/3/2015	7,500	—	8.51	09/03/25	—	—
	9/1/2016	6,000	1,500	9.57	09/01/26	—	—
	8/31/2017	4,500	3,000	9.63	08/31/27	—	—
	9/6/2018	2,500	3,750	7.83	09/06/28	—	—
	9/5/2019	1,250	5,000	7.47	09/05/29	—	—
	9/3/2020	—	12,500	4.11	09/03/30	—	—
		—	—	—	—	7,800	48,126
Carla S. Gatzke	12/1/2011	10,000	—	9.24	11/30/21	—	—
	8/23/2012	10,500	—	9.51	08/22/22	—	—
	8/22/2013	6,870	—	11.05	08/22/23	—	—
	9/4/2014	6,870	—	13.31	09/04/24	—	—
	9/3/2015	6,870	—	8.51	09/03/25	—	—
	9/1/2016	5,496	1,374	9.57	09/01/26	—	—
	8/31/2017	4,122	2,748	9.63	08/31/27	—	—
	9/6/2018	2,500	3,750	7.83	09/06/28	—	—
	9/5/2019	1,250	5,000	7.47	09/05/29	—	—
	9/3/2020	—	12,500	4.11	09/03/30	—	—
		—	—	—	—	7,650	47,201

(1)	All options vest in equal installments over five years beginning one year after the grant date, but only if the Named Executive Officer is then an employee of the Company, and expire after 10 years.
(2)

Restricted stock units vest as to 20 percent of the shares one year after date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)

Determined by multiplying the Company's $6.17 per share closing stock price as reported on The Nasdaq Global Select Market on May 1, 2021, which was the last business day of fiscal 2021, by the number of shares subject to the award.

The following table sets forth information regarding the exercise of stock options by and the vesting of restricted stock awards during fiscal 2021 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED – FISCAL 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Reece A. Kurtenbach	—	—	5,760	21,974
Sheila M. Anderson	—	—	2,800	10,682
Bradley T. Wiemann	—	—	2,800	10,682
Matthew J. Kurtenbach	—	—	2,800	10,682
Carla S. Gatzke	—	—	2,650	10,110

(1)

Consists of the difference between the closing price of our common stock on the date of exercise and the per share exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the number of shares vested multiplied by the market value of the stock as of the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of May 1, 2021 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2007 Stock Incentive Plan	889,585	$10.47	—
2015 Stock Incentive Plan	928,078	8.62	—
2020 Stock Incentive Plan	409,300	4.11	2,867,935
Employee Stock Purchase Plan(1)	Not Applicable	Not Applicable	808,732
Total	2,226,963	$8.53	3,676,667

(1)	Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control

The table below reflects the compensation that would be paid to each of our Named Executive Officers in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of May 1, 2021, include estimated amounts earned through such date, and are estimates of the amounts which would be paid out to the Named Executive Officers upon the termination of their employment. The actual amounts to be paid can be determined only at the time of such Named Executive Officer's separation from the Company. In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Under the 2020 Plan, all options and restricted stock units immediately vest upon a "change in control", as that term is defined in the 2020 Plan. The 2007 Plan and 2015 Plan have expired, but there are awards outstanding under the 2007 Plan and 2015 Plan that are governed by its terms. Upon a termination of employment for any reason, and consistent with our employment policies which apply to all employees, we are obligated to pay for accrued and unused vacation time, which would then be payable in a lump sum.

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
Reece A. Kurtenbach	Stock option vesting acceleration(1)	$—	$—	$—	$—
	Restricted stock unit vesting acceleration	102,175	—	—	—
	Vacation pay	29,364	29,364	29,364	29,364
		$131,539	$29,364	$29,364	$29,364

Sheila M. Anderson	Stock option vesting acceleration(1)	$—	$—	$—	$—
	Restricted stock unit vesting acceleration	48,126	—	—	—
	Vacation pay	12,767	12,767	12,767	12,767
		$60,893	$12,767	$12,767	$12,767

Bradley T. Wiemann	Stock option vesting acceleration(1)	$—	$—	$—	$—
	Restricted stock unit vesting acceleration	48,126	—	—	—
	Vacation pay	21,679	21,679	21,679	21,679
		$69,805	$21,679	$21,679	$21,679

Matthew J. Kurtenbach	Stock option vesting acceleration(1)	$—	$—	$—	$—
	Restricted stock unit vesting acceleration	48,126	—	—	—
	Vacation pay	30,274	30,274	30,274	30,274
		$78,400	$30,274	$30,274	$30,274

Carla S. Gatzke	Stock option vesting acceleration(1)	$—	$—	$—	$—
	Restricted stock unit vesting acceleration	47,201	—	—	—
	Vacation pay	31,258	31,258	31,258	31,258
		$78,459	$31,258	$31,258	$31,258

(1)

For option awards, consists of the difference between the $6.17 per share closing price of the common stock as reported on The Nasdaq Global Select Market as of May 1, 2021, which was the last business day of fiscal 2021, and the exercise price of the option multiplied by the number of shares subject to the option.

Other Post-Employment Payments

We do not provide pension arrangements, post-retirement health coverage or non-qualified defined contribution plans.

Compensation Risk Analysis

The Compensation Committee has established the non-equity incentive program to be based on the same Company-wide measure for each executive. As previously described, the Committee has selected operating margin as the Company-wide measure. Basing the program on the same Company-wide measure for all the executives minimizes the risks associated with individual formulas based on individual actions. The non-equity incentive program is the only formula-based incentive-compensation program in the Company.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information with respect to fiscal 2021:

•	the annual total compensation of the median employee of our Company (which excludes our CEO) was $53,218; and
•	the annual total compensation of our CEO was $449,838.

Based on this information, a reasonable estimate of the ratio of the annual total compensations of our CEO and the median employee for fiscal 2021 was approximately 7-to-1.

We determined our median employee compensation as of January 1, 2021. We included all world-wide full-time, part-time, temporary and student employees, and excluding our CEO in the median compensation calculation. We calculated each identified employee’s total compensation as the annualized value of their current base hourly rate with scheduled hours or salary rate. Compensation paid in currencies other than U.S. dollars were converted to U.S. dollars based on average exchange rates for the period ended January 1, 2021.

The identified median employee received $52,520 of base pay in fiscal 2021. We then calculated the median employee's annual total compensation on the same basis that we used to calculate the total compensation of our Named Executive Officers set forth in the Summary Compensation Table, which added $698 to the median employee's base pay due to overtime. Thus, our median employee's annual total compensation was $53,218.

The pay ratio reported above is calculated in a manner consistent with SEC rules and guidance, based on our internal records and the methodology described above. In addition, the rules for identifying the "median employee" and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the pay ratio reported by us should not be used as a comparison to the information reported by other companies.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three Directors who are independent as provided in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934. The members of the Audit Committee are appointed annually by the Board of Directors.

The membership of the Audit Committee for fiscal 2021, together with their appointment dates and attendance at meetings, is set forth below:

Members	Committee Member since	Attendance/Total Meetings
Kevin P. McDermott	2016	5/5
John P. Friel	2016	5/5
James B. Morgan	2017	5/5

The Audit Committee has reviewed and discussed with management and the Independent Auditor our audited consolidated financial statements as of and for the fiscal year ended May 1, 2021 and the audit plans and results of management's assessment and the Independent Auditor's audit of the effectiveness of the Company's internal control over financial reporting; the significant accounting policies, including their quality and acceptability, applied by management in the preparation of our financial statements, as well as alternative treatments; significant estimates and judgements applied by management in the preparation of our financial statements; use of non-GAAP measures, and management's and the Independent Auditor's judgment with respect to risk assessment. The Audit Committee received regular updates from our Chief Financial Officer and general counsel on various matters including the status of litigation and regulatory matters, our banking relationships and credit facilities, and estimated cash flow, capital expenditures, and investments in affiliates.  The Audit Committee reviewed and discussed our quarterly earnings press releases and quarterly 10Q filings.  We have discussed with our Independent Auditor the matters required by the standards of the Public Company Accounting Oversight Board ("PCAOB"), including PCAOB Auditing Standards No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. We have also received from the Independent Auditor the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, regarding the Independent Auditor's independence; and reviewed and pre-approved fees charged by the Independent Auditor and considered whether the Independent Auditor's provision of non-audit services to us is compatible with its independence. The Audit Committee also met in executive session following each of the formal Audit Committee meetings with representatives of our Independent Auditor.

The Audit Committee recognizes the importance of maintaining the independence of the Company's Independent Auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company's Independent Auditor and determines whether to re-engage such firm. In doing so, the Audit Committee considers, among other things, the quality and efficiency of the services provided by the Independent Auditor, its capabilities and its technical expertise, its knowledge of the Company's operations and industry, and relevant information concerning its independence. Based on this evaluation, the Audit Committee of the Board of Directors recommended the appointment of Deloitte & Touche, LLP as our Independent Auditor to perform reviews of our interim consolidated financial statements and to perform audits of our annual consolidated financial statements and of our internal control over financial reporting for fiscal 2021.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended May 1, 2021 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

By the Audit Committee,

Kevin P. McDermott, Chair

John P. Friel

James B. Morgan

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We have adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, we are delivering only one copy of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to multiple shareholders who have requested paper copies of the Annual Report and Proxy Statement and who share the same address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction cards. In addition, some banks, brokers and other intermediaries may be participating in this practice of householding our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials. This practice benefits us and our shareholders because it reduces the volume of duplicate information received at a shareholder’s address and helps reduce our expenses. Shareholders who share an address and receive multiple copies of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request only one copy of these materials by contacting their bank, broker or other nominee record holder or by contacting the Company as described in the next paragraph.

Shareholders that have previously received a single set of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request their own copies this fiscal year or in future years by contacting their bank, broker or other nominee record holder or by contacting the Company as described in the next sentence. We will also deliver promptly separate paper copies of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to any shareholder upon written request sent to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or upon verbal request by calling (605) 692-0200.

AVAILABLE INFORMATION

The Annual Report to Shareholders for the fiscal year ended May 1, 2021, including financial statements, is being mailed with this Proxy Statement. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of this Proxy Statement.

The Annual Report to Shareholders for the fiscal year ended May 1, 2021 can also be accessed on our website at www.daktronics.com by selecting "Investors" at the bottom of the website under "Our Company" and then "Annual Reports and Proxy" under the heading "Financial Information." Any person whose proxy is solicited by this Proxy Statement will be provided, upon request and without charge, with a copy of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021. Please submit such requests to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or by calling (605) 692-0200.

By Order of the Board of Directors,

Carla S. Gatzke

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com.

D56890-P59097

DAKTRONICS, INC.
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors
September 1, 2021 4:30 PM

The undersigned hereby appoints Reece A. Kurtenbach and Carla S. Gatzke, or either of them, as proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, September 1, 2021 at 4:30 p.m. Central Daylight Time, and at any adjournments thereof, and to vote all stock of the undersigned, as designated on the reverse side, with all the powers which the undersigned would possess if personally present at such meeting.

This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. Shareholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

Daktronics, Inc. 401(k) Plan - Voting Instructions

The undersigned directs that the voting rights pertaining to the common stock of Daktronics, Inc. held by the Daktronics, Inc. 401(k) Plan and allocable to this account under such plan shall be exercised in accordance with the specifications on the reverse side at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, September 1, 2021 at 4:30 p.m. Central Daylight Time, and at any adjournments thereof.

In accordance with the terms of the Trust Agreement, the Trustee's representative will tabulate the instructions from all Participants and vote all shares held in the Trust according to the instructions. If no instructions are given for voting on the matters listed on the reverse side, the Trustee will vote the shares in the same proportion as the shares which are voted by all other participants under the 401(k) Plan.

Continued and to be signed on reverse side

DAKTRONICS
201 DAKTRONICS DRIVE
BROOKINGS, SD 57006

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 31, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 31, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Daktronics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Only cards received on or before August 31, 2021 are recorded.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D56889-P59097

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DAKTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2024 or until their successors are duly elected and to elect one Director to serve for a two-year term that expires on the date of the Annual Meeting of Shareholders in 2023 or until their successors are duly elected. (If you wish to cumulate your votes as described in the Proxy Statement, please contact the Corporate Secretary at Daktronics, Inc. to record your vote):	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) John P. Friel
02) Reece A. Kurtenbach
03) Shereta Williams
04) Lance D. Bultena

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory vote on the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2022.	☐	☐	☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date